Exhibit 5.1

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

August 13, 2021

Global Ship Lease, Inc.
c/o Global Ship Lease Services Ltd.
25 Wilton Road
London SW1V 1LW
 Re: 8.00% Senior Unsecured Notes Due 2024
Ladies and Gentlemen:

We have acted as special counsel to Global Ship Lease, Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder, of $35,000,000 aggregate principal amount of the Company's 8.00% Senior Unsecured Notes due 2024 (the "Notes"), pursuant to a registration statement filed with the U.S. Securities and Exchange Commission (the "Commission") on August 13, 2021 (the "Registration Statement"), and the prospectus contained therein (the "Prospectus"). The Notes were issued pursuant to an indenture dated as of November 19, 2019 (the "Base Indenture"), as amended and supplemented by the First Supplemental Indenture dated as of November 19, 2019 (the "First Supplemental Indenture" and, together with the Base Indenture, the "Indenture"), between the Company and Wilmington Savings Fund Society, FSB, as Trustee.
In formulating our opinion, we have examined (a) the Registration Statement, including the Prospectus, (b) the Indenture, (c) the form of the Notes attached to the Supplemental Indenture, and (d) the originals, or copies identified to our satisfaction, of such corporate records and corporate actions of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of the signatures of persons signing all documents, the persons identified as officers of the Company are serving as such and, as to factual matters, the truth, accuracy and completeness of the information, representations and warranties contained in the Registration Statement.
Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that the Notes constitute valid and binding obligations of the Company.
This opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.  This opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the Commission, and to each reference to us under the heading "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP